CAPITAL REQUIREMENTS

Capital Requirements    Tangible Capital     Core Capital     Risk-Based Capital
--------------------    ----------------     ------------     ------------------
Required                      1.50%              3.00%               8.00%
4/30/98                      17.10%             17.10%              31.90%
Pro Forma*                   25.70%             25.70%              47.20%

As of April 30, 1998, Home Federal Savings and Loan Association of Niles (the "Bank") exceeded all regulatory capital requirements.

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                           LOAN PORTFOLIO COMPOSITION

The Bank's loan portfolio primarily consists of conventional real estate loans secured by one- to four-family residences located in the Bank's primary market area. To a lesser extent, the Bank also makes multifamily residential, construction and commercial real estate loans and consumer loans.

                                                At                % of
          Loan portfolio                     4/30/98             Total
          --------------                     -------             -----
          One to four-family                 $25,054             63.74%
          Consumer                               972              2.47%
          Multifamily residential              3,057              7.78%
          Construction                         5,310             13.51%
          Commercial                           4,912             12.50%
                                             -------            ------
                                             $39,305            100.00%
                                             =======            ======

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                           NET INTEREST RATE SPREAD*

                           Four months ended               Years ended
                          ------------------    --------------------------------
                          4/30/98    4/30/97    12/31/97    12/31/96    12/31/95
                          -------    -------    --------    --------    --------
Average Interest Rate
Spread During Period       2.77%      2.92%       2.83%       2.66%       2.77%
----------
* average for period

Home Federal Savings and Loan Association of Niles, has maintained a consistent net interest rate spread, which is the difference between weighted average yield on interest-earning assets and weighted average rate paid on interest-bearing liabilities.

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                                 PRO FORMA DATA*
                 At or For the Four Months Ended April 30, 1998

                           MINIMUM      MIDPOINT       MAXIMUM       MAXIMUM
                          OF RANGE      OF RANGE      OF RANGE   OF RANGE (adj.)
                          --------      --------      --------   ---------------
Shares Outstanding        1,670,000     1,970,000     2,270,000      2,615,000

Sale Price Per Share         $10.00        $10.00        $10.00         $10.00

Gross Proceeds          $16,700,000   $19,700,000   $22,700,000    $26,150,000

Pro Forma
Shareholders' Equity    $27,461,000   $30,060,000   $32,659,000    $35,647,000

Pro Forma Shareholders'
Equity per Share (b)         $16.15        $15.03        $14.19         $13.48

Price/Book Ratio (a)          61.92%        66.53%        70.47%        74.18%

Pro Forma Net Earnings
per Share                     $0.25         $0.23         $0.21         $0.19

Price/Earnings Ratio (a)      13.33x        14.49x        15.87x       17.54x
----------
*Information based upon assumptions in the Prospectus under "Pro Forma Data".

(a) This is not intended to represent potential price appreciation. There are no assurances that the market price will be at or above the offering price once the shares are issued.

(b)  Annualized. Includes the effect of issuance of shares to the Foundation



                            SELECTED FINANCIAL RATIOS

                                        Four Months
                                           Ended
                                         April 30,      Years ended December 31,
                                      ---------------   ------------------------
                                       1998     1997     1997     1996     1995
                                      ------   ------   ------   ------   ------
Return on average assets               1.19%    1.25%    0.54%    0.60%    1.05%

Return on average retained earnings    7.15%    7.67%    3.27%    3.75%    6.84%

Interest rate spread                   2.62%    3.01%    2.82%    2.85%    2.73%

Retained earnings to total assets     16.80%   16.45%   16.41%   16.17%   15.79%

Nonperforming assets to total assets   2.33%    1.34%    2.29%    1.37%    1.77%

Allowance for loan losses to
  total net loans                      2.36%    0.85%    2.32%    0.91%    0.88%

The stock offered in connection with the conversion is not a deposit or account and is not federally insured or guaranteed. This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus accompanied by a Stock Order Form and Certification Form.